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                                  EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Adams Golf, Inc.:



We consent to incorporation by reference in Registration Statement Nos. 333-68129, 333-79495, 333-90391, 333-37320 on Form S-8 of Adams Golf, Inc. of
our report dated January 31, 2001, except as to Note 11 which is as of March 27, 2001 relating to the consolidated balance sheets of Adams Golf, Inc. and subsidiaries as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule, which report is included in the December 31, 2000 Annual Report on Form 10-K of Adams Golf, Inc.

                                                                   KPMG LLP

Dallas, Texas
March 30, 2001